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                                                                 Exhibit 10
Dorsey & Whitney Letterhead


MIMLIC Small Company Fund, Inc.
400 North Robert Street
St. Paul, MN  55101

Dear Sir/Madam:

    Reference is made to the Registration Statement on Form N-1A which you are filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of registering for sale by MIMLIC Small Company Fund, Inc. (the "Fund") of an indefinite number of shares of the Fund's Common Stock (both Class A and Class B), par value $.01 per share.

     We are familiar with the proceedings to date with respect to the proposed sale by the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

    We are of the opinion that:

    (a) The Fund is a legally organized corporation under Minnesota law.

    (b) The shares of Common Stock (both Class A and Class B) to be sold by the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement of the Fund.

     We consent to the reference to this firm under the caption "Counsel and Independent Auditor" in the Prospectus and to the use of this opinion as an exhibit to the Registration Statement.


     Dated:  June 21, 1994

                             Very truly yours,


                             /s/ Dorsey & Whitney
                             DORSEY & WHITNEY

MJR/kam/0825